Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
Annette Geraghty
856-251-2174

CHECKPOINT SYSTEMS, INC. ANNOUNCES
FIRST QUARTER 2013 RESULTS

Revenues Exceed Expectations
Company Reaffirms 2013 EPS Guidance
Results Reflect Continued Solid Progress on Restructuring Initiatives
Company Announces RFID License Arrangement with Round Rock Research

Thorofare, New Jersey, May 7, 2013 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the first quarter ended March 31, 2013. These results reflect the U.S. and Canadian CheckView® business as discontinued operations.

First Quarter GAAP Results - Continuing Operations:

Net revenues from continuing operations in the first quarter of 2013 increased 3.2%, 3.8% on a constant dollar basis, to $148.8 million from $144.2 million in the first quarter of 2012. Gross profit margins were 36.2% compared with 36.8% in the 2012 first quarter. Selling, general and administrative (SG&A) expenses of $55.3 million decreased by $10.3 million, or 15.7% compared with the same period last year, driven by $9.6 million of additional cost reductions from the global restructuring programs, as well as continued tight expense control.

The operating loss of $1.3 million improved $18.2 million from the same period last year. The 2013 loss included restructuring expenses and acquisition costs offset by the reversal of a litigation settlement reserve associated with a patent infringement lawsuit. The acquisition costs are due to legal costs incurred in connection with ongoing arbitration of an EBITDA contingent payment related to the acquisition of the Shore to Shore businesses in May 2011. The 2012 loss included restructuring expenses, legal and forensic costs that resulted from the investigation of fraud in our Canadian subsidiary, and acquisition costs.

Net loss from continuing operations was $0.09 per diluted share compared with a loss of $0.26 per diluted share in the same period last year.

First Quarter Adjusted non-GAAP Operating Income and Earnings per Share - Continuing Operations:

Adjusted non-GAAP operating loss from continuing operations was $5.7 million in the first quarter of 2013, compared with a loss of $17.0 million in the same period last year. Adjusted non-GAAP net loss from continuing operations was $0.21 per share compared with a net loss from continuing operations of $0.21 per share in the first quarter of 2012. The 2013 results exclude the impact of restructuring expenses, acquisition costs, and the reversal of a litigation settlement reserve. The 2012 results exclude the impact of restructuring expenses, legal and forensic costs that resulted from the investigation of fraud in our Canadian subsidiary, and acquisition costs. Unlike the first quarter of 2012, first quarter 2013 results do not include the tax benefit on losses from U.S. operations due to a change in tax accounting methodology that we first began to apply in the second quarter of 2012.

Checkpoint Systems' President and Chief Executive Officer, George Babich, said, “We were pleased to see better than expected top-line growth in the first quarter attributable to increased focus and better execution that resulted in market share gains in SMS, and the completed consolidation of our ALS manufacturing operations in China, now running at capacity. Despite seasonally slow retail purchasing activity, revenues in Shrink Management Solutions (SMS) grew a healthy 9.4% on a constant dollar basis, driven by electronic article surveillance (EAS) systems rollouts at major retailers in Europe and strong sales of Alpha® high-theft solutions in North America. Apparel Labeling Solutions (ALS) revenue slowed as expected due to the steps taken in 2012 to rationalize our customer base and reduce in-house woven label production. Lower revenues in Retail Merchandising Solutions (RMS) reflected ongoing economic uncertainty in Europe as well as our decision to move to an indirect sales model in certain northern European countries."

Mr. Babich continued, “Gross margins in the quarter were impacted by two large EAS systems rollouts in Europe that unfavorably affected product mix in SMS. This impact was partially offset by improved manufacturing efficiencies across our SMS operations and significantly improved margins in ALS, driven by Project LEAN. In the 2012 first quarter, SMS gross margins conversely were driven by favorable product mix and customer mix in EAS systems and Alpha, respectively.”

Mr. Babich concluded, “Checkpoint began 2013 leaner and stronger than a year ago. Now that the sale of the U.S. and Canadian CheckView® business is complete, our core SMS portfolio is 100% aligned with our strategy to provide solutions that improve merchandise availability in retail stores. Today our global team is energized to win new business and delight customers with best-in-class products and service. I am encouraged by what was accomplished in the first quarter, and remain optimistic that we can achieve our operational objectives and financial goals for the full year.”

Global Restructuring

We continue to expect that restructuring and cost savings initiatives under the Expanded Global Restructuring Plan will generate annual savings in cost of goods sold and SG&A of approximately $102 million by the end of 2013. The restructuring initiatives lowered costs in the first quarter of 2013 by an additional $15.3 million when compared with the reductions achieved through the first quarter of 2012, with $9.6 million of the additional reductions attributable to SG&A. Cost reductions since the inception of the restructuring plan total $60.9 million, with $44.9 million attributable to SG&A.

GAAP restructuring expenses in the first quarter of 2013 were $2.0 million, of which $0.7 million is attributable to non-cash asset impairments. To date, the Expanded Global Restructuring Plan has recorded $68.0 million in expenses, including $45.1 million in severance and other employee-related charges, $7.9 million in non-employee- related restructuring costs as well as $15.0 million in non-cash asset impairments associated with facilities rationalization and closures. To date, headcount reductions from the Expanded Global Restructuring Plan total 2,066 of the approximately 2,400 positions expected to be affected by the plan.

Working Capital, Free Cash Flow and Debt Covenants

The impact of working capital initiatives introduced in the second quarter of 2012 generated $11.6 million in free cash flow in the first quarter of 2013. Our focus on improving inventory, accounts receivable and accounts payable resulted in a net improvement in those components of cash flow of $64.1 million since June 2012.

Ray Andrews, Senior Vice President and Chief Financial Officer noted, “First quarter operating results and continued tight cash and working capital management enabled us to complete the quarter well within our amended debt covenant ratios while not increasing debt, and we expect this to continue through the year. Allowing for the forecasted use of working capital to support expected second-quarter revenue growth, we believe we are well positioned to achieve our goal of a $50 million to $60 million improvement by June 2013.”

RFID License Agreement with Round Rock Research

Checkpoint has entered into a license agreement with Round Rock Research, LLC, a technology research and patent licensing company that has asserted its patents against several users of RFID technology. The agreement provides various legal protections to Checkpoint and its customers, including protection to Checkpoint customers that buy (or have bought) their RFID solution from Checkpoint. Checkpoint acted quickly and decisively to reach this agreement to enable its customers to move forward with their RFID plans free from this legal and business concern.

Information about Checkpoint Systems' use of non-GAAP financial information is provided under "Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G” below.

Selected Discussion and Analysis of First Quarter 2013 Results

•
Net revenues increased 3.2% to $148.8 million, principally due to a 3.8% increase in organic growth. Foreign currency effects resulted in a 0.6% decrease in net revenues, driven principally by the strengthened dollar versus the euro.

•
Gross profit margin was 36.2% compared with 36.8% for the first quarter of 2012. The decrease was principally due to lower gross margins in SMS, notably in the EAS systems and Alpha® businesses partially offset by significantly higher ALS margins.

•
SG&A expenses of $55.3 million compared with $65.6 million in the first quarter of 2012. The first quarter of 2013 included cost reductions totaling $9.6 million from the expanded Global Restructuring Plan, including Project LEAN.

•
Operating loss was $1.3 million compared with a loss of $19.5 million in the first quarter of 2012. The first quarter of 2013 included a $6.6 million benefit related to a favorable decision in the All-Tag Security S.A., et al litigation. As a result, we reversed previously accrued charges for attorneys' fees and costs of the defendants.

•
Non-GAAP operating loss excluding restructuring expenses, acquisition costs, and the reversal of a litigation settlement reserve was $5.7 million, or 3.8% of net revenues, compared with non-GAAP operating loss of $17.0 million, or 11.8% of net revenues, in the first quarter of 2012. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Restructuring expense was $2.0 million ($0.7 million non-cash) resulting from the implementation of Project LEAN and the continued efforts of the expanded Global Restructuring Plan. Restructuring expense for these plans totals $68.0 million ($15.0 million non-cash) since inception.

•
The effective tax rate for the first quarter of 2013 was negative 8.0%. The effective tax rate for the first quarter of 2012 was a benefit of 48.3%. Income taxes and effective tax rates in both years were impacted by the valuation allowance on U.S. deferred tax assets. The significant change in the effective tax rate was due to the mix of income between subsidiaries and the use of the discrete method in accounting for the first quarter of 2013 U.S. operations results, which excludes any benefit from year-to-date losses incurred by our U.S. operations. The discrete method of accounting for U.S. losses from U.S. operations was implemented beginning in the second quarter of 2012. In the first quarter of 2012 the effective tax rate included the benefit from year-to-date losses from U.S. operations.

•	Cash flow provided by operating activities was $13.0 million compared with $6.5 million in the first quarter of 2012.

•
At March 31, 2013, cash and cash equivalents were $131.1 million compared with $118.8 million at December 30, 2012, and total debt was $112.8 million compared with $113.3 million at December 30, 2012. Capital expenditures were $1.4 million in the first quarter of 2013.

Outlook for 2013

Based on an assessment of current market conditions, and assuming continuation of current foreign exchange rates, Checkpoint is updating certain components of guidance for 2013, with the changes noted below. This guidance does not include the impact of acquisitions, divestitures, restructuring and one-time or unusual charges resulting from debt refinancing, litigation, certain tax reserves and gains or losses generated by non-routine operating matters which we may record during the year.

Projected income taxes for the year can be impacted by changes in the mix of pre-tax income and losses in the countries in which we operate, which can also impact earnings per share. The valuation allowance on U.S. deferred tax assets results in a GAAP tax rate on U.S. pre-tax income or losses of essentially 0%. If the mix of income or losses shifts from the U.S. to a country where the income tax rate is in the normal range, that in some cases approaches 30%, this can have a significant impact on the amount of reported income tax expense when compared to the projections that are the basis of our outlook.

•	Net revenues are expected to be in the range of $675 million to $695 million. Prior guidance was net revenues in the range of $665 million to $685 million.

•	Gross profit margins are expected to be in the range of 41.2% to 42.2%. Prior guidance was gross profit margins in the range of 41.8% to 42.8%.

•	Operating expenses are expected to be in the range of $233 million to $243 million which is unchanged from prior guidance.

•
Non-GAAP operating income is expected to be $45 million to $50 million, which is unchanged from prior guidance. Prior guidance was operating income margins of 6.8% to 7.3%, equivalent to $45 million to $50 million.

•	Full year non-GAAP effective income tax rate is expected to be approximately 27% to 29% which is unchanged from prior guidance.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $0.65 to $0.75 which is unchanged from prior guidance.

•	Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $50 million to $60 million which is unchanged from prior guidance.

Financial Summary (a)
(Unaudited)

	Quarter
	(13 weeks) Ended
(amounts in millions, except per share data)	March 31, 2013	March 25, 2012
Net revenues	$148.8	$144.2

	From Continuing Operations		From Discontinued Operations		Total Company
	March 31, 2013	March 25, 2012	March 31, 2013	March 25, 2012	March 31, 2013	March 25, 2012
Quarter
As Reported (GAAP)
Net loss (b)	$(3.7)	$(10.6)	$(2.6)	$(0.4)	$(6.3)	$(11.0)
Diluted loss per share (b)	$(0.09)	$(0.26)	$(0.06)	$(0.01)	$(0.15)	$(0.27)
Non-GAAP (c)
Net loss (b)	$(8.4)	$(8.5)	$(2.6)	$(0.4)	$(11.0)	$(8.9)
Diluted loss per share (b)	$(0.21)	$(0.21)	$(0.06)	$(0.01)	$(0.27)	$(0.22)

(a)	See accompanying reconciliation of GAAP to Non-GAAP financial measures.

(b)	Attributable to Checkpoint Systems, Inc.

(c)	2013 excludes restructuring expenses, acquisition costs, and the reversal of a litigation settlement reserve.

Checkpoint Systems will host a conference call today, May 7, 2013, at 8:30 a.m. Eastern Time, to discuss its first quarter 2013 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access a webcast of the call at http://ir.checkpointsystems.com. A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions. Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence. Checkpoint solutions are built upon 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform. As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer's shopping experience. For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: the impact upon operations of legal and tax compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities, or circumvention of internal controls; our ability to successfully implement our strategic plan; the impact of our working capital improvement initiatives; our ability to manage growth effectively including our ability to integrate acquisitions and to achieve our financial and operational goals for our acquisitions; our ability to manage risks associated with business divestitures; changes in economic or international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; our ability to comply with covenants and other requirements of our debt agreements; changes in regulations or standards applicable to our products; our ability to successfully implement global cost reductions in operating expenses including, field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting-; risks generally associated with information systems upgrades and our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Balance Sheets
(amounts in thousands)
(unaudited)

	March 31, 2013	December 30, 2012	*
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$131,079	$118,829
Accounts receivable, net of allowance of $12,366 and $13,242	141,505	177,173
Inventories	83,854	82,154
Other current assets	26,289	36,147
Deferred income taxes	9,087	8,930
Assets of discontinued operations held for sale	21,528	29,864
Total Current Assets	413,342	453,097
REVENUE EQUIPMENT ON OPERATING LEASE, net	1,737	1,748
PROPERTY, PLANT, AND EQUIPMENT, net	101,506	107,184
GOODWILL	179,287	182,741
OTHER INTANGIBLES, net	72,196	74,950
DEFERRED INCOME TAXES	25,929	26,843
OTHER ASSETS	12,338	13,246
TOTAL ASSETS	$806,335	$859,809
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term borrowings and current portion of long-term debt	$5,936	$4,367
Accounts payable	61,554	68,929
Accrued compensation and related taxes	27,034	28,258
Other accrued expenses	45,528	54,425
Income taxes	—	2,560
Unearned revenues	7,957	17,035
Restructuring reserve	6,356	9,579
Accrued pensions — current	4,541	4,687
Other current liabilities	19,385	25,855
Liabilities of discontinued operations held for sale	8,741	9,688
Total Current Liabilities	187,032	225,383
LONG-TERM DEBT, LESS CURRENT MATURITIES	106,897	108,921
ACCRUED PENSIONS	92,625	95,839
OTHER LONG-TERM LIABILITIES	33,814	36,540
DEFERRED INCOME TAXES	15,353	15,580
COMMITMENTS AND CONTINGENCIES
CHECKPOINT SYSTEMS, INC. STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, 500,000 shares authorized, none issued	—	—
Common stock, par value $.10 per share, 100,000,000 shares authorized, issued 44,944,529 and 44,763,404 shares	4,494	4,476
Additional capital	427,323	424,715
Retained earnings	12,108	18,392
Common stock in treasury, at cost, 4,035,912 and 4,035,912 shares	(71,520)	(71,520)
Accumulated other comprehensive income, net of tax	(2,254)	795
TOTAL CHECKPOINT SYSTEMS, INC. STOCKHOLDERS’ EQUITY	370,151	376,858
NON-CONTROLLING INTERESTS	463	688
TOTAL EQUITY	370,614	377,546
TOTAL LIABILITIES AND EQUITY	$806,335	$859,809

* Derived from the Company’s audited Consolidated Financial Statements at December 30, 2012.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter
	(13 weeks) Ended
	March 31, 2013	March 25, 2012
Net revenues	$148,835	$144,194
Cost of revenues	94,894	91,173
Gross profit	53,941	53,021
Selling, general, and administrative expenses	55,287	65,603
Research and development	4,693	4,454
Restructuring expenses	2,016	1,718
Litigation settlement	(6,584)	—
Acquisition costs	161	14
Other expense	—	745
Other operating income	330	—
Operating loss	(1,302)	(19,513)
Interest income	399	500
Interest expense	2,059	1,935
Other gain (loss), net	(545)	(150)
Loss from continuing operations before income taxes	(3,507)	(21,098)
Income taxes expense (benefit)	279	(10,196)
Net loss from continuing operations	(3,786)	(10,902)
Loss from discontinued operations, net of tax expense (benefit) of $134 and ($80)	(2,556)	(368)
Net loss	(6,342)	(11,270)
Less: loss attributable to non-controlling interests	(58)	(279)
Net loss attributable to Checkpoint Systems, Inc.	$(6,284)	$(10,991)

Basic loss attributable to Checkpoint Systems, Inc. per share:
Loss from continuing operations	$(0.09)	$(0.26)
Loss from discontinued operations, net of tax	(0.06)	(0.01)
Basic loss attributable to Checkpoint Systems, Inc. per share	$(0.15)	$(0.27)
Diluted loss attributable to Checkpoint Systems, Inc. per share:
Loss from continuing operations	$(0.09)	$(0.26)
Loss from discontinued operations, net of tax	(0.06)	(0.01)
Diluted loss attributable to Checkpoint Systems, Inc. per share	$(0.15)	$(0.27)

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures. These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP. The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally. The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter
	(13 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating Loss :	March 31, 2013	March 25, 2012
Net Revenues	$148,835	$144,194

GAAP operating loss	(1,302)	(19,513)

Non-GAAP Adjustments:

Restructuring expenses	2,016	1,718
Litigation settlement	(6,584)	—
Acquisition costs	161	14
Other income (a)	—	745
Adjusted Non-GAAP operating loss	$(5,709)	$(17,036)

GAAP operating margin	(0.9)%	(13.5)%
Adjusted Non-GAAP operating margin	(3.8)%	(11.8)%

(a) Represents the income statement impacts of the legal and forensic costs incurred due to the improper and fraudulent activities of a certain former employee of the Company’s Canada sales subsidiary.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter
	(13 weeks) Ended
Reconciliation of GAAP to Non-GAAP loss from continuing operations attributable to Checkpoint Systems, Inc.:	March 31, 2013	March 25, 2012
Loss from continuing operations attributable to Checkpoint Systems, Inc., as reported	$(3,728)	$(10,623)

Non-GAAP Adjustments:

Restructuring expenses, net of tax	1,681	1,557
Litigation settlement, net of tax	(6,584)	—
Acquisition costs, net of tax	161	14
Other expense, net of tax (a)	—	549
Adjusted net loss from continuing operations attributable to Checkpoint Systems, Inc.	$(8,470)	$(8,503)

Reported diluted shares	41,188	40,812
Adjusted diluted shares	41,188	40,812

Reported net loss from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$(0.09)	$(0.26)
Adjusted net loss from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$(0.21)	$(0.21)

(a) Represents the income statement impacts of the legal and forensic costs incurred due to the improper and fraudulent activities of a certain former employee of the Company’s Canada sales subsidiary.